Exhibit 99.79

Village Farms International’s Cannabis Joint Venture Pure Sunfarms Receives Sales License from Health Canada for 1.1 Million Square Foot Greenhouse

— Pure Sunfarms’ Delta 3 Greenhouse Facility Becomes One of the Largest Canadian Cannabis Growing Operations Licensed to Sell Product, With Significant Production and Sales Ramp Expected Through 2018 and Beyond —

VANCOUVER, July 30, 2018 /CNW/ – Village Farms International, Inc. (“Village Farms” or the “Company”) (TSX:VFF) (OTC: VFFIF) and Emerald Health Therapeutics, Inc. (TSXV:EMH; OTCQX:EMHTF) (“Emerald”) today announced that their 50/50 joint venture for large-scale, low-cost, high-quality cannabis production, Pure Sunfarms, has received its cannabis sales license from Health Canada. Pure Sunfarms is now permitted to immediately begin selling product from its expanding inventory of high-quality dried cannabis, including to Emerald Health Therapeutics, under their previously announced supply agreement, as well as to address significant demand from other licensed producers. This sales license also positions Pure Sunfarms to secure supply agreements with provincial government distributors for the imminent legal adult-use marketplace.

“Pure Sunfarms continues to achieve its milestones on or ahead of schedule, and has transformed the Delta 3 facility from growing and selling tomatoes to growing and selling cannabis in just seven months,” said Michael DeGiglio, CEO, Village Farms. “Pure Sunfarms’ near-term objective is to maximize the profitability of its expanding production capacity during what is expected to be an initial period of short supply when adult cannabis use becomes legal in Canada on October 17, 2018. Pure Sunfarms will become a vertically integrated supplier and, with this sales license in place, will aggressively move forward with its product development and branding strategies.”

“Pure Sunfarms is moving at remarkable speed to become a significant cannabis supplier and, with our high operational quality standards, we achieved a very rapid turnaround on this license. We greatly appreciate Health Canada’s timely responses to all of our submissions,” said Chris Wagner, CEO, Emerald Health Therapeutics. “With access to established wholesale and provincial agreements and the prospect of similar additional agreements in the near-term, Pure Sunfarms is well prepared for a rapid sales ramp-up in the coming quarters. This will drive value for both Village Farms and Emerald, as joint venture partners.”

Pure Sunfarms initiated commercial-scale cannabis production in May of this year and is currently utilizing 225,000 square feet of its 1.1-million square foot Delta 3 greenhouse facility in Delta, BC, with the expectation that the full 1.1 million square feet will be converted for cannabis production by the end of 2018, on schedule and on budget. Upon completion of the conversion, Pure Sunfarms’ Delta 3 facility will be one of the single largest cannabis growing facilities in the world.

About Village Farms International, Inc.

Village Farms International, Inc. is one of the largest and longest-operating vertically integrated greenhouse growers in North America and the only publicly traded greenhouse produce company in Canada. With more than 750 years of accumulated master grower experience coupled with advanced proprietary technology and environmentally sustainable growing practices, Village Farms is highly resource efficient. Village Farms produces and distributes fresh, premium-quality produce with consistency 365-days a year to national grocers in the U.S. and Canada from its large-scale Controlled Environment Agriculture (CEA) greenhouses in British Columbia and Texas, as well as from its partner greenhouses in BC, Ontario, and Mexico.

About Emerald Health Therapeutics, Inc.

Emerald Health Therapeutics (TSXV: EMH; OTCQX: EMHTF; Frankfurt: TBD) is a Licensed Producer under Canada’s Access to Cannabis for Medical Purposes Regulations and produces and sells dried cannabis and cannabis oil for medical purposes. Emerald is preparing to serve the fully legalized Canadian adult-use cannabis market starting October 17, 2018. Emerald owns 50% of Pure Sunfarms, which is converting a licensed existing 1.1 million square foot (25 acres) greenhouse in Delta, BC, and is in commercial production. It also wholly owns Agro-Biotech, a Montreal-based licensed cannabis grower with a 75,000 square foot indoor facility, and is planning to add a 500,000 square foot wholly owned greenhouse in Metro Vancouver. Emerald’s team is highly experienced in life sciences, product development, large-scale agri-business, and marketing, and is focused on developing value-added cannabis-based products with potential wellness and medical benefits. Emerald is part of the Emerald Health group, which is broadly focused on developing pharmaceutical, botanical, and nutraceutical products that provide wellness and medical benefits to people through interacting with the human body’s endocannabinoid system.

Cautionary Language

Certain statements contained in this press release constitute forward-looking information within the meaning of applicable securities laws (“forward-looking statements”). Forward-looking statements may relate to the Company’s future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, Pure Sunfarms, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as “outlook”, “may”, “might”, “will”, “could”, “should”, “would”, “occur”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “potential”, “continue”, “likely”, “schedule”, “objectives”, or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. Some of the specific forward-looking statements in this press release include, but are not limited to, statements with respect to closing of the Offering and the intended use of proceeds therefrom.

Although the forward-looking statements contained in this press release are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including as detailed in the Company’s annual information form and management’s discussion and analysis for the year-ended December 31, 2017.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this press release only relate to events or information as of the date on which the statements are made in this press release. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Village Farms International, Inc.

View original content: http://www.newswire.ca/en/releases/archive/July2018/30/c6404.html

%SEDAR: 00029410E

For further information: Contact Information: Lawrence Chamberlain, Investor Relations, (416) 519-4196, lawrence.chamberlain@loderockadvisors.com

CO: Village Farms International, Inc.

CNW 07:00e 30-JUL-18